ASSET PURCHASE AGREEMENT
                             Between
                   Group H Broadcasting Corp.
                               and
                    Outlet Broadcasting, Inc.

                        Dated May 2, 1994



                    ASSET PURCHASE AGREEMENT

    This Asset Purchase Agreement is made and entered into this 2nd day of May, 1994, by and among Group H Broadcasting Corp., a South Carolina corporation ("Seller"); and Outlet Broadcasting, Inc., a Rhode Island corporation ("Buyer"); and for purposes of Sections 6.19 and 22 Beasley Broadcasting Management Corporation, a North Carolina corporation and an affiliate of Seller ("BBMC").

                      W I T N E S S E T H :

    WHEREAS, Seller is the licensee of television broadcast station WYED(TV), Goldsboro, North Carolina ("Station");
    WHEREAS, Buyer desires to acquire and Seller desires to sell to Buyer all of the personal property used or intended to be used in the operation of Station and to secure an assignment of certain of Station's contracts, leases and agreements as well as the licenses and other authorizations issued by the Federal Communications Commission ("FCC" or "Commission") for the operation of Station ("FCC Licenses");
    WHEREAS, the FCC Licenses may not be assigned to Buyer without the prior written consent of the Commission; and
    WHEREAS, Buyer is simultaneously entering into an Agreement of Purchase and Sale for Real Estate ("Real Estate Agreement") with the president of Seller, pursuant to which Buyer will acquire certain real property, including studios, used by the Station (the "Real Property").
    NOW, THEREFORE, in consideration of the mutual promises and covenants herein included, the parties intending to be legally bound agree as follows:
    1. Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:
         1.1. "Assignment Application" refers to the application that Seller and Buyer will join in and file with the Commission requesting its unconditional written consent to the assignment of the FCC Licenses from Seller to Buyer;
         1.2.  "Closing Date" means 10:00 a.m. on the tenth
(10th) business day following the date that the Commission's consent to the grant of the Assignment Application has become a Final Order, or such other time as the parties mutually may agree to in writing;
         1.3. "Closing Place" means the offices of Horack, Talley, Pharr, and Lowndes, P.A., in Charlotte, North Carolina, or such other place as the parties may mutually agree to in writing;
         1.4. "Escrow Agent" means Russell J. Schwartz, Esquire, of Horack, Talley, Pharr and Lowndes;
         1.5. "Escrow Agreement" means an escrow agreement in the form of Appendix A attached hereto executed by Seller, Buyer and Escrow Agent simultaneously with the execution of this Agreement;
         1.6. "Final Order" means action by the Commission granting its consent and approval to the Assignment Application, which action is not reversed, stayed, enjoined or set aside, and with respect to which no timely requests for stay, reconsideration, review, rehearing or a notice of appeal is pending, and as to which the time for filing any such request, petition or notice of appeal or for review by the FCC on its motion has expired;
         1.7. "Noncompetition Agreement" means a noncompetition agreement in the form of Appendix B attached hereto executed by Buyer and George G. Beasley on the Closing Date; and
         1.8. "Schedule Volume" refers to the schedules referenced in Articles 6 and 7 of this Agreement.
    2. Assets To Be Conveyed. Subject to the terms and upon satisfaction of the conditions included in this Agreement, on the Closing Date at the Closing Place, Seller will sell, assign, convey, transfer and deliver to Buyer by instruments of conveyance in form reasonably satisfactory to Buyer, and Buyer shall purchase and accept the assignment of the following:
         2.1. The FCC Licenses as listed in Appendix C attached hereto, including all of Seller's right, title and interest in and to the call letters "WYED";

         2.2. All of the fixed and tangible personal property, physical assets and equipment, leasehold improvements, music formats, music libraries, programs and program production materials and related assets owned by Seller and used or intended to be used in the operation of Station including, but not limited to the assets and equipment listed in Schedule 1 of the Schedule Volume, together with any replacements thereof or additions thereto made between the date hereof and the Closing Date, less any retirements made in the ordinary and usual course of business ("Personal Tangible Assets"), free and clear of all mortgages, liens, charges, claims, pledges, security interests and other encumbrances whatsoever except for liens for taxes and other governmental charges not yet due and payable;
         2.3. The contracts, leases and agreements of Seller relating to the Station which are (a) listed and described in
Schedule 2 or Schedule 3 of the Schedule Volume or existing as of this date and not required to be so listed and which are in effect on the Closing Date and (b) entered into between the date hereof and the Closing Date in the usual and ordinary course of business as permitted by Section 9.4 or Section 9.5 or which have been consented to by Buyer in writing, and (c) time sales agreements in effect on the Closing Date which are for cash at rates consistent with normal and customary practices of Station in effect for the periods in question;

         2.4. The copyrights, trademarks, trade names and service marks owned by Seller and used or intended to be used in the operation of Station as listed in Schedule 3 of the Schedule Volume;
         2.5. Such files, records and logs pertaining to the operation of the Station as Buyer shall reasonably require, including all contracts, leases and agreements assigned hereunder but exclusive of the corporate records of Seller; and
         2.6. All of Seller's right, title and interest in and to all intangible assets, goodwill, going concern value and like items of the Station.
    3. Excluded Assets. The assets being sold to Buyer hereunder do not include (i) cash, deposits, notes receivable, insurance policies, or accounts receivable of Seller; (ii) any pension, retirement, profit sharing or savings plans and trusts, or the assets thereof; or (iii) Seller's corporate name and corporate records.
    4. Liabilities and Contracts. As of the Closing, Buyer will assume the liabilities under the contracts, agreements and leases referenced in Section 2.3 arising as of and after the Closing and Buyer will be solely responsible for all other liabilities arising from operation of Station as of and after the Closing. Seller shall be solely responsible for, and there shall be no assumption by Buyer of, any liabilities of Seller or Station except as explicitly set forth in this Agreement. It is expressly agreed that Buyer shall not assume any liability for the following:
         4.1. Accounts payable of Seller arising from pre-Closing operations of the Station and liabilities for money borrowed by Seller;
         4.2. All agreements, executed or executory, relating to the exchange of time on Station for goods, wares, services, advertising, promotions, merchandising or anything other than cash, except those listed and described in Schedule 2 or Schedule 3 and those specifically consented to by Buyer in writing or permitted by Section 9.4 or Section 9.5 ;
         4.3. Frequency discounts, rebates or allowances to advertisers (or their agencies) to the extent that the same are based on broadcasting prior to 12:01 a.m. on the Closing Date and do not reflect an equal rate of compensation to Station throughout the entire term of the advertising schedule, except those listed in Schedule 2 or Schedule 3 and those prorated pursuant to Section 20; and
         4.4. Contracts, agreements or leases except those specified in Section 2.3 above. While Buyer intends to offer employment to a number of Seller's employees, Buyer shall be under no obligation to hire any employees of Seller or to assume or have any liability whatsoever for any employment contract (other than employment contracts assumed pursuant to Section 2.3), collective bargaining agreement, vacation pay, pension plan, profit sharing plan or any other employee benefits, programs or plans.
    5.   Purchase Price and Method of Payment.
         5.1. Purchase Price. The aggregate purchase price to be paid to Seller by Buyer hereunder shall be Four Million Nine Hundred Thousand Dollars ($4,900,000.00) together with an Agreement that Buyer or its assignee shall pay Seller an additional two-thousand five hundred dollars per month commencing on January 1, 1996 for so long as the Station shall use the site on which Seller has its transmission tower for the transmission of the Station's signal. On or before the closing Date, Buyer and Seller shall enter into a purchase price allocation agreement in accord with 26 U.S.C. SEC. 1060, and Buyer and Seller agree to follow such allocation in preparing and filing their respective income tax returns. The parties shall cooperate in seeking whatever appraisals shall be necessary to effectuate this Section.
         5.2. Method of Payment. The Purchase Price shall be paid by Buyer to Seller as follows:
              5.2.1. Simultaneously with the execution of this Agreement, Buyer has deposited the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) with the Escrow Agent, which sum shall be held and delivered to Seller at Closing in accordance with the provisions of the Escrow Agreement;

              5.2.2. On the Closing Date at the Closing Place, Buyer shall pay to Seller the sum of Four Million Six Hundred Fifty Thousand Dollars ($4,650,000.00) by wire transfer of federal funds.
              5.2.3. Buyer shall pay to George Beasley the sum of $100,000 as required by paragraph 1 of the Non-competition Agreement attached hereto as Exhibit A.
    6. Representations and Warranties of Seller. Seller and, to the extent of Section 6.19 only, BBMC represent and warrant to Buyer that:
         6.1. Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of South Carolina, and is qualified to do business in the state of North Carolina; Seller has paid (or shall pay when due) all corporate franchise and similar fees imposed by the states of South Carolina and North Carolina that are currently due. Seller has full corporate power and authority to own, lease and operate the Personal Tangible Assets and to carry on the business of the Station as now being conducted and as proposed to be conducted by it between the date hereof and the Closing Date;
         6.2. Authorization. Seller has full corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. All necessary corporate action to duly approve the execution, delivery and performance of this

Agreement and the consummation of the transactions contemplated hereby has been taken by Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms;
         6.3. FCC Licenses. Seller is the holder of the FCC Licenses listed in Appendix C. The FCC Licenses constitute all of the licenses and authorizations required for and/or used in the operation of Station as now operated, and the FCC Licenses are in full force and effect and unimpaired by any act or omission of Seller, or its officers, directors, employees or agents. There is not now pending, or to the knowledge of Seller threatened, any action by or before the Commission to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the FCC Licenses, or any investigation, Order to Show Cause, Notice of Violation, Notice of Apparent Liability or of Forfeiture or material complaint against Station or Seller. In the event of any such action, or the filing or issuance of any such order, notice or complaint, or knowledge of the threat thereof, Seller shall notify Buyer of same in writing within two
(2) business days after Seller becomes aware thereof, and shall take all reasonable measures to contest in good faith, or seek removal or rescission of such action, order, notice or complaint. All material reports, forms, and statements required to be filed by Seller with the FCC with respect to the Station have been filed and are complete and accurate in all material respects. Station is operating in all material respects in accordance with the FCC Licenses, and in compliance with the Communications Act of 1934, as amended, and the rules, regulations, and policies of the Commission. Seller has paid all FCC user fees, if any, that are currently due.
         6.4. Financial Information. The unaudited financial statements of Seller for the year ended December 31, 1993, and furnished by Seller to Buyer in Schedule 4 of Schedule Volume have been prepared in the usual and ordinary course of business in accordance with generally accepted accounting principles applied on a consistent basis subject to the absence of footnotes and without regard to normal year end audit adjustments not contained or reflected therein, and fairly present the financial condition and operations of Station for the periods covered thereby;
         6.5. Personal Property. All material items of Personal Tangible Assets are listed and described in Schedule 1. Seller now has good, valid and merchantable title to the Personal Tangible Assets free and clear of all mortgages, liens, charges, claims, pledges, security interests and encumbrances whatsoever ("Liens"), other than (i) Liens listed on Schedule 1, and which will be removed at or prior to Closing ("Interim Liens"), and
(ii) Liens for taxes and other governmental charges that are not yet due and payable (the Liens described in this clause (ii) being referred to as "Permitted Liens"). Between the date hereof and the Closing Date, Seller will not remove any of the Personal Tangible Assets whether or not listed on Schedule 1 from Station's premises;
         6.6. Insurance. All the Personal Tangible Assets are insured by Seller against fire, windstorm and liability and other casualties pursuant to the insurance policies listed in Schedule
5. Seller will continue the present insurance in force and effect up through the Closing Date.
         6.7. Condition and Adequacy of Assets. Except as set forth on Schedule 1, the Personal Tangible Assets are now and on the Closing Date will be in good operating condition and repair, reasonable wear and tear in ordinary usage excepted; are adequate, fit and suitable for the particular purposes for which they are presently used; are performing satisfactorily; and are available for immediate use in the conduct of the business and operations of the Station. All such Personal Tangible Assets and the state of maintenance thereof is in compliance in all material respects with the rules and regulations of the FCC and with all other applicable statutes, ordinances, rules and regulations, federal, state and local. The assets listed in Schedule 1 include all such assets necessary to conduct in all material respects the business and operations of the Station as now conducted;

         6.8. Litigation. No judgment is issued or outstanding against Station or Seller. Except for matters affecting the broadcasting industry generally or listed in Schedule 6 hereto, no litigation, action, suit, judgment, proceeding or investigation, is now pending or outstanding before any forum, court, or governmental body, department or agency of any kind, or to the knowledge of Seller threatened, to which Seller or the Station is a party, which might reasonably result in a material adverse change in the business, prospects or condition of Station or its assets; which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transactions contemplated hereby or to recover damages by reason thereof; which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement; or which would have an adverse effect upon the Assignment Application. In the event of the commencement of any such proceeding against Seller or Station, Seller shall use its reasonable efforts to seek removal or dismissal thereof;
         6.9. Contracts. Except for contracts listed and described in Schedule 3, Schedule 2 is a true and complete list of all contracts, agreements, leases and understandings of Station to be assumed by Buyer hereunder except contracts (i) for the sale of time on Station which are for cash consistent with Seller's normal and customary practices or (ii) that do not involve monetary obligations of Station in excess of $1,000 in any one case or $10,000 in the aggregate or (iii) which are terminable on thirty (30) days notice or less without penalty or premium. Except as listed on Schedule 2, and Schedule 3, Station is not in material default under any of the contracts, leases or agreements to be assigned to Buyer hereunder, and Seller has no knowledge of the breach of any material provision of any other contract, agreement or lease, or any plan, license, insurance policy or other instrument concerning or affecting the Personal Tangible Assets or to which any of the Personal Tangible Assets are subject, a breach of which, or default of which, would have a material adverse effect on the business and financial condition of the Personal Tangible Assets of Station. Seller has not granted, and has not been granted, any material waiver or forbearance with respect to any of the contracts being assigned hereunder except as set forth in Schedule 2 and Schedule 3. No event has occurred which but for the passage of time or giving of notice or both would or might constitute a material default under the contracts by the Seller, and there is no outstanding notice of material default or termination under any contract, lease or agreement. To the best of Seller's knowledge, no other party is in material default under any of the contracts, leases or agreements being assigned hereunder, except as set forth in
Schedule 2 and Schedule 3.  Except as set forth in Schedule 2 and
Schedule 3, the contracts, leases and agreements may be assigned to Buyer in accordance with this Agreement without the consent of the other party thereto. The contracts, leases and agreements listed in Schedule 2 and Schedule 3, together with those not required to be listed, include all those necessary to conduct in all material respects the business and operations of the Station as now conducted;
         6.10. Insolvency. No insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, relating to Seller or any of its assets or properties is pending or, to the knowledge of Seller, threatened. In the event of the commencement of any such proceeding against Seller or Station, Seller shall use its reasonable efforts to seek removal or dismissal thereof. Seller has not taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings;
         6.11. Taxes and Reports. Seller has filed all federal, state and local tax returns and state franchise returns which are required to be filed by Seller, and has paid in full all taxes, interest, penalties, assessments and deficiencies which have been assessed or levied against the Station or any of its assets or properties, except for property taxes of $34,647.30 which shall be paid in full prior to the Closing Date and any such items that are being contested in good faith in appropriate proceedings and which will be resolved and paid in full prior to the Closing

Date. All other material federal, state, county and local tax returns, reports and declarations of estimated tax or estimated tax deposits forms required to be filed by the Seller in connection with the Station's operations or payroll have been filed; Seller has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by them, and has paid all installments of estimated taxes due except for any such items that are being contested in good faith in appropriate proceedings and which will be resolved and paid in full prior to the Closing Date; and all taxes, levies and other assessments which the Seller is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or held by the Seller for such payment;
         6.12.  Personnel.  Seller has delivered to Buyer in
Schedule 7 of the Schedule Volume a list of personnel showing the names of all persons currently on the payroll of Station, together with a statement of (i) the amount paid or payable to each such person for such services and the basis therefor; (ii) the bonus arrangements for all employees; and (iii) any other material compensation or personnel benefits or policies in effect. Seller is in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. Except as disclosed in Schedule 7, there are no claims or complaints pending or, to Seller's best knowledge, threatened against Seller before any court or governmental agency involving allegedly unlawful employment practices. Except as disclosed in Schedule 7, Seller is not now a party to any plans, contracts, programs or arrangements, including, but not limited to, employment and pension agreements, stock purchase, stock option, severance, hospitalization and insurance plans, other employee benefit or vacation plans, programs or arrangements, collective bargaining or other employee or labor agreements. There is no labor strike, or other material employee or labor controversies or disputes pending (including without limitation any organizational drive) or, to the best knowledge of Seller, threatened, which may materially and adversely affect the operations of Station, and Seller has not consented to any decree involving any claim of unfair labor practice and has not been held in any judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act. Except as indicated in Schedule 7, no application for recognition as a collective bargaining unit has been filed with the National Labor Relations Board with respect to the employees of the Station nor has there been any concerted union effort to organize employees of the Station.
    6.13. Absence of Restrictions. Subject to receipt of the required consent, if any, of each party to any contract or agreement to be assumed by Buyer pursuant to Section 2.3 hereof and the approval of the transfer of the FCC licenses by the FCC, the execution, delivery and performance of this agreement and the transactions contemplated hereby by Seller do not:
              6.13.1. Violate any provisions of law applicable to Seller or conflict with, result in the termination or breach of any term, condition or provision of, or constitute a default under, the articles of incorporation or bylaws of Seller, or of any contract, lease, agreement or other instrument or condition by which Seller or Station is bound or to which the property or assets of Station or Seller are subject, or result in the creation of any lien, charge, claim, pledge, security interest, or encumbrance whatsoever upon the property or assets of Station;
              6.13.2. Cause or result in the advancement or acceleration of maturity of any liability of Station, or the alteration or modification to the detriment of Buyer of the terms, conditions or provisions of any contract, lease, agreement or other instrument or condition by which Station is bound or to which any of the property or assets of Station are subject; or
              6.13.3. Either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument, license or permit individually or in the aggregate material to the transactions contemplated hereby and to which Seller is now subject.

         6.14. Disclosure. The representations of Seller set forth in this Article 6 and Article 7 (including the Schedule Volume) of this Agreement, and in any certificate or agreement furnished or to be furnished by Seller pursuant hereto or in connection with the transactions contemplated hereby do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements included herein and therein not misleading;
         6.15. Compliance with Applicable Laws. Operation of the Station and all of the Personal Tangible Assets is in compliance in all material respects with all applicable laws, ordinances, regulations, rules and orders. Seller has all requisite corporate power and all necessary permits, certificates, licenses, approvals, consents and other governmental authorizations required to carry on and conduct its business and to own, lease, use and operate Station's properties at the places and in the manner in which Station's business is conducted;
         6.16.  Copyrights, Trademarks and Similar Rights.
Schedule 3 is a true and correct list of all copyrights, trademarks, trade names, service marks, licenses, patents, permits, jingles, privileges and other similar intangible property rights and interests applied for, issued to or owned by Seller or under which Seller is licensed or franchised and used in the conduct of the business and operations of the Station, all of such rights and interests which are issued to or owned by Seller are, or if licensed or franchised to Seller, to the best of Seller's knowledge are, valid and in good standing and uncontested. Seller has delivered to Buyer copies of all material documents, if any, establishing such rights, licenses or other authority. Seller has received no notice and has no knowledge of any infringements or unlawful use of such property. To the best of Seller's knowledge, Seller, in the operation of the Station, is not infringing any copyright, trademark, or other similar right of any third party.
         6.17. Cable Matters. Except as set forth in Schedule 3, Seller has not (i) agreed to provide reimbursement for incremental copyright charges incurred by cable television systems for the carriage of the Station's signal, (ii) agreed to provide engineering equipment or technical assistance to any cable television systems in order to correct inadequate signal quality problems asserted by cable systems, (iii) provided its consent for retransmission of the Station's signal to any party, and (iv) consented to conduct or pay for significant viewing studies involving the Station's signal or for any costs, other than those described in this Section 6.17, related to carriage of the Station's signal by cable television systems or any other medium.

         6.18. Absence of Certain Changes. During the period from December 31, 1993 to the date of this Agreement, except as set forth in Schedule 8, there has not been,
              6.18.1.  any material adverse change in the
business, assets, properties or condition (financial or otherwise) of the Station;
              6.18.2. any physical damage, destruction or loss in any amount exceeding Five Thousand Dollars ($5,000.00) in the aggregate affecting the Personal Tangible Assets which is not covered by insurance (or within the applicable deductible thereunder) or was not remedied;
              6.18.3. any material increase in compensation payable or to become payable to the employees of the Station, or any material bonus payment made or promised to the employees of the Station, or any material change in personnel policies, insurance benefits or other compensation arrangements affecting the employees of the Station not reflected in the Financial Statements;
              6.18.4. any transfer of or agreement to transfer any of the Personal Tangible Assets, except for mechanics' liens and other similar liens in the ordinary course of business (all of which have been discharged or will be discharged prior to the Closing Date);

              6.18.5. any waiver of any rights by Seller having a material adverse effect on the Station's business, assets, properties, prospects or financial condition; or
              6.18.6. any contract, lease or agreement entered into except as set forth in Schedule 2 or Schedule 3 or not required to be listed therein pursuant to Section 6.9.
         6.19. Representations and Warranties of BBMC. BBMC represents and warrants to Buyer that:
         6.19.1 Organization and Standing. BBMC is a corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina, and is qualified to do business in the state of North Carolina. BBMC has full corporate power and authority to own, lease and operate its properties and to carry on its businesses now being conducted.
         6.19.2 Authorization. BBMC has full corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. All necessary corporate action to duly approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken by BBMC. This Agreement has been duly executed and delivered by BBMC and constitutes a valid and binding obligation of BBMC enforceable in accordance with its terms.
         6.19.3 Financial Information. The unaudited financial information of BBMC for the year ended December 31, 1993 and furnished by BBMC to Buyer in Schedule 4 of the Schedule Volume were prepared in the usual and ordinary course of business in accordance with generally accepted accounting principles applied on a consistent basis (subject to the absence of footnotes and without regard to normal year end audit adjustments not contained or reflected therein), and fairly present the financial condition and operations of BBMC for the periods covered thereby.
         6.19.4 Since December 31, 1993, to the date of this Agreement, there has not been:
              6.19.4.1 Any material or adverse change in the business, assets or properties or condition (financial or otherwise) of BBMC.
              6.19.4.2  Any transfer of, or agreement to
transfer, a significant portion of the assets of BBMC or any other transaction not in the ordinary course of business.
    7.   Environmental Matters.
         7.1.  Definitions.
              7.1.1.  Hazardous Substances means hazardous
wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," "petroleum or any faction thereof," or other similar designations in, or otherwise subject to regulation under, the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C. SEC. 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. SEC. 2601 et seq.; the Hazardous Substances Transportation Act, 49 U.S.C. SEC. 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. SEC. 9601 et seq.; the Clean Water Act ("CWA"), 42 U.S.C. SEC. 7401 et seq.; or any similar state or local law; and in the plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances now or hereafter in effect (collectively the "Environmental Laws").
         7.2. Environmental Representations. Except as disclosed in Schedule 9, to the knowledge of Seller, no Hazardous Substance is present, and there has been no release or threatened release of any Hazardous Substance, at, on or under the Real Property or any real property leased by Seller (collectively hereinafter "Station Real Property") in a concentration or manner to require monitoring or remediation under any Environmental Law. Except as described in Schedule 6, (i) Seller has not been notified by any governmental authority or any third party of any violation of any Environmental Laws, in connection with the operation of Station or the conduct of any activities on or at the Station Real Property, and (ii) Seller has no knowledge of notices of violation of Environmental Laws, notices of noncompliance with Environmental Laws or environmental enforcement, response, removal or remediation actions issued for or under taken at the Station Real Property.
              7.2.1. Environmental Audit. Within twenty (20) days of the date of this Agreement, Buyer shall cause an environmental consulting firm to perform a Phase I environmental assessment, (the "Phase I Environmental Assessment") of the
Station Real Property and the improvements thereon. The results of such Phase I Environmental Assessment shall be summarized in a report, in a format acceptable to Seller, to be delivered to Seller and Buyer within thirty (30) days of the date of this Agreement. In the event the Phase I Environmental Assessment recommends additional investigation, testing or sampling at the Station Real Property or improvements thereon, then Seller shall permit Buyer to perform or cause to be performed, at Buyer's sole cost and expense, environmental tests or audits with respect to the Station Real Property or improvements thereon recommended in the Phase I Environmental Assessment (the "Phase II Environmental Assessment"), provided that such Phase II Environmental
Assessment does not materially interfere with the operation of Station and that the environmental consultant retained by Buyer to perform the Phase II Environmental Assessment and the scope of work to be performed thereby are reasonably acceptable to Seller and that Buyer shall provide to Seller copies of said Phase II Environmental Assessment results and report within three (3) days of Buyer's receipt thereof. For purposes of the Agreement, the Phase I Environmental Assessment and Phase II Environmental Assessment collectively shall be referred to as the "Environmental Assessment." The Phase II Environmental
Assessment shall be performed under conditions and at times reasonably agreed upon between Buyer and Seller, and Buyer shall indemnify and hold harmless Seller for any and all damages or reasonable costs to Seller arising out of performance by Buyer or Buyer's authorized representative of the Phase II Environmental Assessment.
              7.2.2. If the Phase I or Phase II Environmental Assessment (individually an "Environmental Assessment") shows the presence of any Hazardous Substance requiring monitoring or remediation (an "Environmental Deficiency"), Seller shall, subject to the provisions hereof, promptly take all steps necessary to cure such Environmental Deficiency, provided that, Seller shall in no event be required to expend more than Fifty Thousand Dollars ($50,000) to effect such cure. If such remediation requires the payment of more than Fifty Thousand
Dollars ($50,000), Buyer may, at its sole discretion, by written notice to Seller, given within ten (10) business days after Buyer determines that the costs of such remediation will exceed Fifty Thousand Dollars ($50,000): (i) instruct Seller to effect such cure and agree to reimburse Seller for all cost incurred in excess of Fifty Thousand Dollars ($50,000); (ii) agree to undertake such remediation itself after Closing, subject to a Fifty Thousand Dollar ($50,000) adjustment in the purchase price of Station in favor of Buyer at Closing; (iii) waive such remediation in excess of Fifty Thousand Dollars ($50,000) as a condition of Closing; or (iv) terminate this Agreement unless
Seller agrees to pay the full cost of such remediation. If Buyer fails to provide timely written notice to Seller of its election under the preceding sentence, then clause (ii) of the preceding sentence shall be deemed to have been selected by Buyer. If
Buyer terminates this Agreement pursuant to this Section 7.2.2, the Escrow Deposit shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

    8. Affirmative Covenants of Seller. Between the date hereof and the Closing Date, except as contemplated by this Agreement, Seller shall:
         8.1. Continue to operate Station (a) in the usual and ordinary course of business consistent with past practices; (b) in conformity in all material respects with the FCC Licenses, the Communications Act of 1934, as amended, and the rules and regulations of the Commission; and (c) in conformity in all material respects with all other applicable laws, ordinances, regulations, rules and orders;

         8.2. Use its reasonable efforts to preserve the operation of Station intact and to preserve the business of Station's customers, suppliers and others having business relations with Station, and continue to conduct the financial operations of Station, including its credit and collection policies, with the same effort, to the same extent, and in substantially the same manner as in the prior conduct of the business of the Station;
         8.3. Provide Buyer and representatives of Buyer with reasonable access during normal business hours to the properties, titles, contracts, books, files, logs, records and affairs of Station; deliver to Buyer copies of all of Station's monthly operating statements as may be prepared in the ordinary course of business; and furnish such additional information concerning Station as Buyer may from time to time reasonably request, provided that Buyer shall not be entitled to take any action that will interfere with the conduct of business by Seller;
         8.4. Use its reasonable efforts to complete all obligations owing by Station to advertisers for the sale of time on Station for anything other than cash;
         8.5. Use its reasonable efforts to procure the consent of any third parties necessary for the assignment to Buyer of any contract, agreement or lease to be assigned hereunder;
         8.6. Maintain all of the Personal Tangible Assets in their present good operating condition, repair and order, reasonable wear and tear in ordinary usage excepted, and maintain the inventories of spare parts and tubes for the technical operating equipment of Station at the levels normally maintained for Station;
         8.7. Make or provide all payments, services or other considerations due under the contracts, agreements and leases to be assigned to Buyer hereunder, so that all payments required to be made as of 12:01 a.m. on the Closing Date will have been paid;
         8.8. Pay or cause to be paid or provided for all income, personal property, sales, use, franchise, excise, social security, withholding, workers' compensation and unemployment insurance taxes and all other taxes of or relating to Station, their assets and employees, required to be paid to city, county, state, federal and other governmental units up to the Closing Date, including FCC user fees, if any;
         8.9. Take all steps reasonably necessary or appropriate to protect Station's broadcast signal from objectionable interference from other stations, including, without limitation, the filing of any and all necessary pleadings with the FCC to prevent same from occurring; and
         8.10. Maintain in full force and effect, or renew when required, all licenses, permits and authorizations relating to the Station.

    9. Negative Covenants of Seller. Between the date hereof and the Closing Date, except as contemplated by this Agreement, Seller will not, without the prior written consent of Buyer:
         9.1. With respect to employees of Station, enter into any agreements with employees, increase the compensation or bonuses payable to or to become payable by Seller to any of the employees or effect any changes in the management, personnel policies or employee benefits other than changes in the ordinary course of business consistent with the past practices of the Seller; provided, that no such agreement shall have a term of more than one year.
         9.2. Create, assume or permit to exist any mortgage or pledge, or subject to lien or encumbrance any of the Personal Tangible Assets, whether now owned or hereafter acquired, other than Permitted Liens, unless discharged at or prior to closing;
         9.3. Sell, assign, lease or otherwise transfer or dispose of any of the Personal Tangible Assets whether now owned or hereafter acquired, except for retirements in the normal and usual course of business which do not affect the Station's ability to operate in the ordinary course consistent with past practices;
         9.4. Enter into any new time sales agreements for Station except in the usual and ordinary course of business consistent with past practices or renew, renegotiate, modify, amend or terminate any existing agreements, or enter into any new contracts, agreements or understandings for Station except in the ordinary course of its business consistent with past practices. Without the express written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall not enter into any new trade-out agreements for advertising, except as permitted by
Section 9.5 hereof;
         9.5. Without the express written consent of Buyer, which consent shall not be unreasonably withheld, enter into any film contracts for barter or cash except in the ordinary course of business consistent with past practice and having a term of less than one (1) year;
         9.6. Change Station's call letters, or materially modify Station's facilities in a manner that would require FCC approval;
         9.7. Take any action inconsistent with its obligations under this Agreement which would result in a material breach or default under this Agreement;
         9.8. Change its corporate charter or bylaws in any way which would adversely affect its corporate power or authority to enter into and perform this Agreement, or which would otherwise adversely affect its performance under this Agreement;
         9.9. Do, or omit to do, any act which will cause a material breach of, material default under, or termination of, any contract, agreement, lease, commitment, or obligation to which Seller is a party or by which Seller is bound and which is to be assumed by Buyer hereunder; or
         9.10. File a voluntary insolvency proceeding of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer or any of its assets or properties.
    10. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:
         10.1. Organization and Standing. Buyer is now and on the Closing Date will be a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island, and on the Closing Date will be qualified to do business in the state of North Carolina. Buyer has all necessary corporate power and authority to carry on its business as now being conducted and to enter into and perform this Agreement;
         10.2. Authorization. Buyer has full corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. All necessary corporate action to duly approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken by Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms;

         10.3. Qualifications of Buyer. Buyer is legally and financially qualified to be the assignee of the FCC Licenses hereunder;
         10.4. Litigation. No judgment is issued or outstanding against Buyer, nor is any litigation, action, suit, judgment, proceeding or investigation pending or outstanding before any forum, court or governmental body, department or agency of any kind, or to the knowledge of Buyer, threatened, to which Buyer is a party, which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transactions contemplated hereby or to recover damages by reason thereof, which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement, or which would prevent Buyer from being qualified to be the assignee of Station's FCC Licenses or from consummating the transactions contemplated hereunder. In the event of the commencement of any such proceeding against Buyer, Buyer shall use its reasonable efforts to seek removal or dismissal thereof;
         10.5. Insolvency. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer or any of its assets or properties is now or on the Closing Date will be pending or, to the knowledge of Buyer, threatened. In the event of the commencement of any such proceeding against Buyer, Buyer shall use its reasonable and best efforts to seek removal or dismissal thereof within ninety (90) days. Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings; and
         10.6. Absence of Restrictions. No unwaived contract, agreement or other instrument or condition exists which materially restricts, limits, or in any manner materially affects the transactions contemplated hereby. The execution, delivery and consummation of this Agreement by Buyer do not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under its articles of incorporation or bylaws or any contract, lease, agreement, or other instruments on condition by which Buyer is bound.
         10.7. Disclosure. The Representations of Buyer set forth in this Article 10 and in any certificate or agreement furnished or to be furnished by Buyer pursuant hereto or in connection with the transactions contemplated hereby do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements included herein not misleading.
    11. Control of Station. This Agreement shall not be consummated until after the Commission has given its written consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, Buyer, its employees or agents, shall not directly or indirectly control, supervise or direct or attempt to control, supervise or direct the operation of Station, and such operation shall be the sole responsibility of and in the complete discretion of Seller.
    12. Application for Commission Consent and Approval. Seller and Buyer shall prepare their respective sections of the Assignment Application as soon as practicable, and Seller shall deliver its section of the application to Buyer's counsel no later than the third (3rd) business day after the day hereof. Buyer's counsel shall file the Assignment Application with the Commission as soon as practicable but in no event later than the fourth (4th) business day after the date hereof. The parties will take all steps as may be necessary or proper expeditiously and diligently to prosecute the Assignment Application to a favorable conclusion. Seller and Buyer shall each bear their own expenses in connection with the preparation of the applicable sections of the Assignment Application and in connection with the prosecution thereof, except that Buyer shall pay the filing fee required by the FCC to file the Assignment Application.
    13. Time for Commission Consent. In the event that the grant of the Assignment Application by the FCC has not become a Final Order by March 31, 1995, or the Assignment Application is designated for hearing by the FCC, either Buyer or Seller may thereafter terminate this Agreement upon five (5) business days written notice to the other party; provided, however, that if the party desiring to terminate this Agreement is or has been in default hereunder or has been in default in any manner which has delayed FCC action on the Assignment Application or resulted in the designation for hearing by the FCC, then such defaulting party may not terminate this Agreement under this Section. In the event of a termination of this Agreement pursuant to this Paragraph, each party shall be released from all further obligations under this Agreement and the funds being held in escrow shall be disbursed in accordance with the terms of the Escrow Agreement.
    14. Risk of Loss. The risk of loss or damage to any of the assets of Station from fire or other casualty or cause shall be upon Seller at all times up to the closing on the Closing Date, and it shall be the responsibility of Seller to repair or cause to be repaired and to restore the assets as closely as practicable to their condition prior to any such loss or damage. In the event of any such loss or damage, Seller shall promptly notify Buyer of same in writing, specifying with particularity the loss or damage incurred, the cause thereof if known or reasonably ascertainable, and the insurance coverage. The proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property as closely as practicable to its former condition subject to the conditions stated below. If the property is not completely repaired, replaced or restored on or before the Closing or the Closing Date specified in Paragraph 1.2, the Buyer, at its sole option, may (a) postpone the Closing until such time as the property has been completely repaired, replaced or restored, and, if necessary, the parties shall join in an application or applications requesting the Commission to extend the effective period of its consent to the Assignment Application; (b) consummate the Closing and accept the property in its then condition, in which event Seller shall assign to Buyer all proceeds of insurance covering the property involved; or (c) rescind this Agreement and declare it of no further force and effect, if such repairs, replacements or restorations are not completed within forty-five (45) days after the original Closing Date specified in Paragraph 1.2 above.
    15. Broadcast Transmission of Station Prior to Closing Date. If, prior to the Closing Date, any event occurs which prevents the regular broadcast transmission of Station in the normal and usual manner in which it has heretofore been operating for a period of twelve (12) continuous hours or more, Seller shall give prompt written notice thereof to Buyer. Buyer shall be entitled, by giving written notice to Seller, to terminate this Agreement forthwith and without any further obligation hereunder, if: (a) broadcast transmissions are not commenced on a temporary basis within five (5) calendar days, or (b) such facilities are not restored so that normal and usual transmissions are resumed by the earlier of (i) ten (10) calendar days after such event or
(ii) the closing on the Closing Date.
    16. Conditions Precedent to Buyer's Obligations. The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the fulfillment prior to and at the Closing Date of each of the following conditions, each of which, with the exception of the need for FCC consent, may be waived (but only by an express written waiver) at the sole discretion of Buyer:
         16.1. Commission Approval. The Commission shall have given its written consent to the Assignment Application which consent shall not include any conditions materially adverse to Buyer, and such consent shall have become a Final Order;
         16.2.  Representations and Warranties.  The
representations and warranties of the Seller and BBMC included in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time except for any changes permitted by the terms hereof or consented to in writing by the Buyer;
         16.3. Performance by Seller and BBMC. Seller and BBMC shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date;

         16.4. Performance by George Beasley. George Beasley shall have in all material respects performed and complied with all covenants, agreements and conditions required by the Real Estate Agreement to be performed or complied with by it prior to and at the Closing Date and the transactions contemplated thereby shall have been consummated;
         16.5. FCC Licenses. On the Closing Date, Seller shall be the holder of the FCC Licenses. No proceedings shall be pending or threatened which may result in the revocation, cancellation, suspension or modification of any such FCC Licenses;
         16.6. Consents. All necessary approvals and consents to the assignment to Buyer hereunder of the contracts, agreements and leases to be assigned to and assumed by Buyer hereunder listed on Schedules 2 and 3 and designated as "material contracts" on such Schedules shall have been obtained and delivered to Buyer;
    16.7. Litigation and Insolvency. Except for matters affecting the broadcasting industry generally or disclosed to Buyer hereunder, no litigation, action, suit, judgment, proceeding or investigation shall be pending or outstanding before any forum, court, or governmental body, department or agency of any kind, which would reasonably be expected to result in any material adverse change in the business, prospects or condition of Station or its assets, which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transactions contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement. No insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, against Seller or any of its assets or properties shall be pending, and Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings; and
         16.8. Environmental Report. All Environmental Assessments required by Section 7.2.1 shall have been completed.
    17. Conditions Precedent to Seller's Obligations. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the fulfillment prior to and at the Closing Date of each of the following conditions, each of which, with the exception of the need for FCC consent, may be waived (but only by an express written waiver) at the sole discretion, of Seller:
         17.1. Commission Approval. The Commission shall have given its written consent to the Assignment Application, which consent shall not include any condition materially adverse to Seller, and such consent shall have become a Final Order;

         17.2.  Representations and Warranties.  The
representations and warranties of Buyer included in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time;
         17.3. Performance. Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement and the Real Estate Agreement to be performed or complied with by it prior to and at the Closing Date and the transaction contemplated by the Real Estate Agreement shall have been consummated; and
         17.4. Litigation and Insolvency. Except for matters affecting the broadcasting industry generally, no litigation, action, suit, judgment, proceeding or investigation shall be pending or outstanding before any forum, court or governmental body, department or agency of any kind which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transactions contemplated hereby or to recover damages by reason thereof, which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement, or which would prevent Buyer from consummating the transactions contemplated hereunder. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer or any of its assets or properties shall be pending, and Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.
    18. Seller's Performance at Closing. On the Closing Date at the Closing Place, Seller shall execute and deliver or cause to be delivered to Buyer:
         18.1. One or more bills of sale conveying to Buyer all of the Personal Tangible Assets to be acquired by Buyer hereunder;
         18.2.  An assignment assigning to Buyer the FCC
Licenses;
         18.3. An assignment assigning to Buyer the contracts, leases and agreements to be assigned to Buyer hereunder together with necessary consents thereto and the original copies of said contracts and agreements;
         18.4. An assignment of accounts receivable for collection pursuant to Paragraph 21 hereof;
         18.5. The files, records and logs referred to in Paragraph 2.5 hereof;
         18.6. An opinion of Seller's counsel dated as of the Closing Date, in form and substance satisfactory to Buyer's counsel, that:
              18.6.1. Each of Seller and BBMC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of South Carolina and North Carolina, respectively, and is qualified to do business in the state of North Carolina;
              18.6.2. All necessary corporate action to duly approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken by Seller and BBMC, and this Agreement constitutes a valid and binding agreement of Seller and BBMC enforceable in accordance with its terms; and
              18.6.3. The bulk sales laws of the North Carolina Uniform Commercial Code have been complied with or are not applicable to the transactions contemplated in this Agreement.
         Such opinion shall contain appropriate limitations and qualifications and be limited to the laws of the States of South Carolina and North Carolina and the United States of America;
         18.7. An opinion of Seller's communications counsel dated as of the Closing Date in the form attached as Appendix D;
         18.8. A copy of a resolution of Seller's and BBMC's board of directors and stockholders, certified by Seller's and BBMC's secretary, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
         18.9.  The Noncompetition Agreement;

         18.10. A certificate of an officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 16.2 and 16.3;
         18.11. A certificate of an officer of BBMC, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 16.2 and 16.3.
         18.12. Such other assignments, bills of sale or instruments of conveyance, and certificates of officers as reasonably may be requested by Buyer to consummate this Agreement and the transactions contemplated hereby.
    19. Buyer's Performance at Closing. On the Closing Date at the Closing Place, Buyer shall:
         19.1. Have delivered to Seller the Two Hundred Fifty Thousand Dollars ($250,000.00) held pursuant to the Escrow Agreement;
         19.2. Pay to Seller and George Beasley, respectively, by wire transfer of federal funds or by bank cashier's or certified check the monies payable as set forth in Sections 5.2.2 and 5.2.3 hereof;
         19.3. Deliver to Seller a copy of a resolution of Buyer's board of directors, certified by Buyer's secretary, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
         19.4. Execute and deliver to Seller such assumption agreements and other instruments and documents as are required to make, confirm, and evidence Buyer's assumption of any obligation to pay, perform, and discharge: (i) Seller's obligations under the contracts, agreements and leases referenced in Section 2.3 hereof, and (ii) all other liabilities arising from operation of Station from and after the Closing;
         19.5. Deliver to Seller an opinion of Buyer's counsel, dated as of the Closing Date, in form and substance satisfactory to Seller's counsel, that:
              19.5.1  Buyer is duly organized and in good
standing under the laws of the state of Rhode Island and is qualified to do business in the state of North Carolina; and
              19.5.2. All necessary corporate action to duly approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken by Buyer, and this Agreement constitutes a valid and binding agreement of Buyer enforceable in accordance with its terms.
         Such opinion shall contain appropriate limitations and qualifications and be limited to the laws of the States of Rhode Island, North Carolina and the United States of America.
         19.6.  Execute and deliver to Seller the Noncompetition
Agreement;
         19.7. An opinion of Buyer's communications counsel dated as of the Closing Date in the form attached as Appendix E; and

         19.8. Execute and deliver to Seller an agreement by which Buyer or its assignee shall pay to Seller the sum of Two Thousand Five Hundred Dollars ($2500) per month (pro rated for any portion of any month) for each month or portion thereof on and after January 1, 1996 and before January 21, 2028 that the Station uses the existing transmission site now leased by Seller for the transmission of the Station's signal.
         19.9. Execute and deliver to Seller such other instruments, documents and certificates of officers as reasonably may be requested by Seller to consummate this Agreement and the transactions contemplated hereby.
    20. Prorations. Operation of the Station and the income, expenses and liabilities attributable thereto through 12:01 a.m. on the Closing Date shall be for the account of Seller and thereafter for the account of Buyer. Expenses including, but not limited to, such items as power and utilities charges, ad valorem personal property taxes upon the basis of the most recent assessment available, FCC user fees (if any), frequency discounts, prepaid time sales agreements, payroll taxes, and other fringe benefits of employees of Seller who enter the employment of Buyer and which benefits Buyer agrees to assume, rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of 12:01 a.m of the Closing Date, the proration to be made and paid, insofar as feasible, on the

Closing Date, with a final settlement sixty (60) days after the Closing Date.
    21.  Collection of Accounts Receivable.  No later than five
(5) calendar days following the Closing Date, Seller shall deliver to Buyer a complete and detailed list of all the accounts receivable of Seller ("Accounts Receivable"). During the period one hundred and twenty (120) calendar days following the Closing Date, Buyer shall use reasonable efforts, as Seller's agent, to collect the Accounts Receivable in the usual and ordinary course of business. Buyer shall not be required to institute any legal proceedings to enforce the collection of any Accounts Receivable or to refer any of the Accounts Receivable to a collection agency. Buyer shall not adjust any Accounts Receivable or grant credit without Seller's written consent, and any amounts collected pursuant to this Section 21 shall be paid to Seller without claim of set-off, counterclaim or deduction of any nature or for any cause whatsoever. Buyer further agrees not to use such amounts for its own account nor to pledge, secure or otherwise encumber such Accounts Receivable or the proceeds therefrom. On or before the fifteenth (15th) calendar day following the end of each calendar month during such one hundred and twenty (120) day period, Buyer shall furnish to Seller a list of, and pay over to Seller, all amounts collected during the preceding month with respect to Accounts Receivable. At the end of the one hundred and twenty (120) day period, Buyer shall turn back the uncollected Accounts Receivable and Buyer's responsibility and liability for the collection of Accounts Receivable shall cease, and Seller shall solely be responsible for the collection of the balance of the Accounts Receivable. During the one hundred and twenty (120) day period in which Buyer shall act as Seller's agent for the collection of Accounts Receivable hereunder, payments received from customers shall be applied first to obligations such customers incurred prior to 12:01 a.m. on the Closing Date and shall not be applied to any obligations incurred by such customer after 12:01 a.m. on the Closing Date until the amount of such Accounts Receivable has been paid in full, unless Accounts Receivable are disputed by the account debtor, in which event such disputed Accounts Receivable, to the extent disputed, shall be turned back to Seller for resolution.
    22.  Indemnification.
         22.1. Indemnity by Seller and BBMC. From and after the Closing, Seller and BBMC, subject to the limitations contained herein, jointly and severally agree to indemnify, defend and hold harmless the Buyer, its successors and assigns, from and against:
              (a) Any and all claims, demands, liabilities, obligations, actions, suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, of every kind and description, contingent or otherwise, (the foregoing hereinafter collectively referred to as "Damages") occasioned by, arising out of or resulting from the operation of the Station prior to closing on the Closing Date, including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed prior to 12:01 a.m. on the Closing Date under any contract, agreement or lease assumed by Buyer hereunder;
              (b) Any and all Damages occasioned by, arising out of or resulting from any misrepresentation, breach of warranty or covenant, or default or nonfulfillment of any agreement on the part of Seller or BBMC under this Agreement.
              Nothing in the foregoing paragraphs (a) and (b) shall obligate either Seller or BBMC to perform or undertake any actions or make any payments with respect to Environmental Deficiencies except as set forth in Section 7.2.2 hereof.
         22.2. Indemnity by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and hold harmless the Seller, its successors and assigns, from and against:
              (a) Any and all Damages occasioned by, arising out of or resulting from the operation of the Station subsequent to closing on the Closing Date, including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed subsequent to 12:01 a.m. on the Closing Date under any contract, agreement or lease assumed by Buyer hereunder; and

              (b) Any and all Damages occasioned by, arising out of or resulting from any misrepresentation, breach of warranty or covenant, or default or nonfulfillment of any agreement on the part of Buyer under this Agreement.
         22.3. Indemnification Procedures. In the event of a claim for indemnification hereunder, the party entitled to indemnification ("Indemnified Party") shall notify the other party ("Indemnifying Party") in writing as soon as practicable but in no event later than fifteen (15) calendar days after receipt of such claims. The Indemnified Party's failure to do so shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim. The Indemnifying Party shall promptly defend such claim by counsel of its own choosing and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim including the settlement of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement). If the Indemnifying Party within a reasonable time after notice of a claim fails to defend the Indemnified Party, the Indemnified Party shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party. Upon the assumption of the defense of such claim, the Indemnifying Party may settle, compromise or defend as it sees fit; provided, however, that anything in this Section to the contrary notwithstanding:
              (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party, the Indemnified Party shall have the right, at its cost and expense, to defend, compromise or settle such claim against it;
              (ii) if the facts giving rise to indemnification hereunder shall involve a possible claim by the Indemnified
Party against a third party, the Indemnified Party shall have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim; and
              (iii) the Indemnifying Party will not, without the Indemnified Party's written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect to such claim.
         22.4 Limitations on Indemnity.
              22.4.1  No party entitled to indemnification
pursuant to the terms of this Agreement shall be entitled to reimbursement for any claim incurred by such party, for which such party is otherwise entitled to indemnification until the aggregate amount of all such claims for which such party is entitled to indemnification exceeds Fifty Thousand Dollars ($50,000) (at which time such party shall be entitled to indemnification for such claims in excess of Fifty Thousand Dollars ($50,000). Notwithstanding the foregoing, the maximum amount that any party may under any circumstances be liable for under this Section 22 shall be an amount equal to Five Hundred Thousand Dollars ($500,000). For purposes of the foregoing provisions, BBMC and Seller shall be considered collectively to constitute one party.
              22.4.2 Notwithstanding the foregoing provisions of this Section, an Indemnifying Party shall have no responsibility or obligation with respect to claims for indemnification asserted pursuant to this Section 22 unless such claims are asserted in writing by the Indemnified Party to the Indemnifying Party within eighteen (18) months following the Closing Date. No such claim may be brought under this Agreement or any other certificate, document or instrument delivered pursuant to this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of such eighteen (18) month period. In the event such a notice is given, the right to indemnification with respect thereto shall survive until such claim is finally resolved and any obligations with respect thereto are fully satisfied.
              22.4.3 No party hereto shall have any liability for any matters set forth in Section 22.1 or 22.2 except to the extent provided in this Section 22.4.

    23. Confidentiality. At all times before, on, and after the Closing Date, the Seller agrees that it shall not and that it shall cause its officers, directors, shareholders, employees, and agents not to disclose to third parties or use any confidential information concerning the business, operations, or assets of the Station other than as required in connection with Seller's discharge or satisfaction of any liabilities retained by it; Buyer's financing of the purchase of the Station; or any financial or other information regarding Buyer received from Buyer or its agents in the course of investigating, negotiating, or performing the transaction contemplated by this Agreement, provided that the foregoing shall not apply to information that is or becomes publicly known or available other than through disclosure by Seller, or to the disclosure of information which is in the opinion of counsel, required to comply with applicable laws, rules, regulations or legal process.
    24. Buyer's Right of Specific Performance. The property and assets to be transferred pursuant to the terms of this Agreement are unique and not readily available on the open market. For that reason and others, the Buyer will be damaged seriously should this purchase not be consummated through no fault of its own, but for reasons attributable to Seller. Accordingly, the Buyer, in addition to all other legal remedies, shall have the right to enforce the terms of this Agreement by a decree of specific performance.

    25. Expenses. Except for the FCC filing fee which pursuant to Section 12 is the responsibility of Buyer, all expenses incurred in connection with this transaction shall be borne by the party incurring same.
    26. Survival of Covenants, Representations and Warranties. All representations, warranties, covenants and agreements included in this Agreement shall survive the Closing Date for a period of eighteen (18) months notwithstanding any investigations made by or on behalf of the parties hereto.
    27.  Finders, Consultants and Brokers.   The parties hereto
hereby represent and warrant to one another that there has been no finder, broker or consultant involved in the negotiations leading up to the execution of this Agreement, and no finder's, broker's or consultant's fees or commissions are payable in connection with the transactions contemplated hereby.
    28. Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be deemed to be duly given when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, or three (3) business days after the date mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

          (a)  If to Seller:  Mr. George G. Beasley
                              Group H Broadcasting Corp.
                              c/o Beasley Broadcasting Corp.
                              3033 Riviera Drive, Suite 200
                              Naples, Florida 33940

          cc:                 Bruce E. Rosenblum, Esquire
                              Latham and Watkins
                              1001 Pennsylvania Ave., N.W.
                              Washington, D.C. 20004

          (b)  If to Buyer:   Mr. James G. Babb
                              Outlet Broadcasting, Inc.
                              23 Kenney Drive
                              Cranston, Rhode Island 02920

          cc:                 Stephen J. Carlotti, Esquire
                              Hinckley, Allen & Snyder
                              1500 Fleet Center
                              Providence, Rhode Island 02903


or any such other addresses as the parties may from time to time designate in writing.
    29. Benefit and Assignment. This Agreement shall be binding upon, and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. This Agreement shall not be assigned without the prior written consent of the other party hereto; provided, however, Buyer may assign its rights and obligations hereunder to another wholly owned subsidiary of Buyer if such assignment will not result in a major amendment of the Assignment Application under the FCC's rules.
    30. Other Documents. The parties shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement.

    31. Construction. This Agreement shall be governed, construed and enforced in accordance with the laws of the state of North Carolina.
    32. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.
    33. Headings. The headings of the sections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section hereof.
    34. Entire Agreement. All appendices and schedules attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth therein. This Agreement, all appendices, schedules and exhibits hereto and all agreements to be delivered by the parties pursuant hereto, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersede all prior negotiations between such parties, and can be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.
                                  GROUP H BROADCASTING CORP.



                                  By:____________________________
                                     George G. Beasley, President


                                  OUTLET BROADCASTING, INC.



                                  By:___________________________
                                     James G. Babb, Chairman



                                  Beasley Broadcasting Management
                                  Corporation



                                  By:____________________________

                                     George G. Beasley, President

                           APPENDICES

                  APPENDIX A - ESCROW AGREEMENT

              APPENDIX B - NONCOMPETITION AGREEMENT

                    APPENDIX C - FCC LICENSES

      APPENDIX D - SELLER'S COMMUNICATIONS COUNSEL OPINION

       APPENDIX E - BUYER'S COMMUNICATIONS COUNSEL OPINION